As filed with the Securities and Exchange Commission on June 7, 2002

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
__________________

DURASWITCH INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	88-0308867

(State or other jurisdiction of	(I.R.S. Employer

incorporation or organization)	Identification No.)

234 South Extension Road, Suite 103

Mesa, Arizona	85210-8427

(Address of Principal Executive Offices)	(Zip Code)

__________________

Duraswitch Industries, Inc. 2000 Stock Option Plan

(Full titles of the plans)

ROBERT J. BRILON	Copy to:

CEO, President and Chief Financial Officer	P. ROBERT MOYA, ESQ.

Duraswitch Industries, Inc.	Quarles & Brady LLP

234 South Extension Road, Suite 103	One Renaissance Square

Mesa, Arizona 85210-8427	Two N. Central Avenue

Phoenix, Arizona 85004

(Name and address of agent for service)

(480) 586-3300
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum offering	maximum aggregate
Title of Securities to	Amount to be	price per share	offering price	Amount of
be registered	Registered (1)(4)	(2)(3)	(2)(3)(4)	Registration fee
Common Stock ($.001 par value per share)	155,600	$6.57	$1,022,292	$94.05
	94,400	$6.50	$613,600	$56.45

Total	250,000		$1,635,892	$150.50

(1)	Includes 250,000 shares of common stock being registered for issuance pursuant to the exercise of options granted under Duraswitch’s 2000 stock option plan.

(2)	Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon the weighted average of: (a) options to purchase 155,600 shares of common stock available to be issued under Duraswitch’s 2000 stock option plan, at $6.575 per share, which is the average of the high and low sales prices of Duraswitch’s common stock on the Nasdaq National Market on May 31, 2002; and (b) granted options to purchase 94,400 shares of common stock under Duraswitch’s 2000 stock option plan, at $6.50 per share.

(3)	The actual offering price will be determined in accordance with the terms of Duraswitch’s 2000 stock option plan. However, with respect to incentive stock options granted under the plan, in no event will the offering price be less than 100% of the fair market value of Duraswitch’s common stock on the date on which the option is granted.

(4)	The above securities provide for the possible adjustment of the number, price and kind of shares covered by options granted or to be granted in the event of certain capital or other changes affecting Duraswitch’s common stock. This registration statement therefore covers, in addition to the above-stated shares, an indeterminate number of shares that may become subject to Duraswitch’s 2000 stock option plan by reason of any such adjustment.

2

INFORMATION REQUIRED PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8
EXHIBITS
SIGNATURES
POWER OF ATTORNEY
EX-5
EX-23.1

INFORMATION REQUIRED PURSUANT TO
GENERAL INSTRUCTION E TO FORM S-8

         This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective. This Registration Statement covers 250,000 shares of common stock, which together with the 250,000 already registered, constitute 500,000 shares of common stock registered for issuance under the Duraswitch Industries, Inc. 2000 Stock Option Plan.

         Registrant’s Form S-8 Registration Statement filed with the Securities and Exchange Commission on July 12, 2000 (File No. 333-41204) is hereby incorporated by reference.

EXHIBITS

         See the Exhibit Index which is incorporated herein by reference.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 6, 2002.

DURASWITCH INDUSTRIES, INC. (Registrant)

By: /s/ Robert J. Brilon

Robert J. Brilon

CEO, President and Chief Financial Officer

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Brilon, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Title	Date

/s/ Robert J. Brilon Robert J. Brilon	Chairman and Director, CEO, President and Chief Financial Officer (Principal Executive, Financial and Accounting Officer)	June 6, 2002

/s/ Anthony J. Van Zeeland Anthony J. Van Zeeland	Director	June 6, 2002

/s/ Michael A. Van Zeeland Michael A. Van Zeeland	Director	June 6, 2002

/s/ John W. Hail John W. Hail	Director	June 6, 2002

/s/ William E. Peelle William E. Peelle	Director	June 6, 2002

/s/ Lothar J. Veeser Lothar J. Veeser	Director	June 6, 2002

DURASWITCH INDUSTRIES, INC.
(the “Registrant”)
(Commission File No. 333-41204)

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit		Incorporated Herein
Number	Description	by Reference to:	Filed Herewith

5	Opinion of Quarles & Brady Streich Lang LLP		X

23.1	Consent of Deloitte & Touche LLP		X

23.3	Consent of Counsel		Included in Exhibit 5 above

24	Powers of Attorney		See signatures page

99.1	2000 Stock Option Plan	Proxy statement filed with the SEC on May 12, 2000.

99.2	2000 Stock Option Plan Amendment	Form 10-K filed with the SEC on March 27, 2002